================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              -------------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                               (AMENDMENT NO. __)*

                              -------------------
                              ISTAR FINANCIAL INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                   85569R 104
                                 (CUSIP Number)
                              -------------------

                               NOVEMBER 21, 2003

                              -------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ]  Rule 13d-1(b)
                               [X]  Rule 13d-1(c)
                               [ ]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     Page 1
                                  of 15 pages

                         (Continued on following pages)

================================================================================

                                                              Page 2 of 15 pages

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SOFI-IV SMT Holdings, L.L.C.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             4,200,000
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0
PERSON WITH
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,200,000

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0

--------------------------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,200,000

--------------------------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------

11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.1%

--------------------------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                  OO

--------------------------------------------------------------------------------

                                                              Page 3 of 15 pages

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G
--------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Starwood Opportunity Fund IV, L.P.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             0
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,200,000 (includes all shares beneficially owned by
PERSON WITH             SOFI-IV SMT Holdings, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,200,000 (includes all shares beneficially owned by SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,200,000 (includes all shares beneficially owned by
                  SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.1%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G                     PAGE 4 OF 15 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SOFI IV Management, L.L.C.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             0
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,200,000 (includes all shares beneficially owned by
PERSON WITH                       SOFI-IV SMT Holdings, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,200,000 (includes all shares beneficially owned by
                                  SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,200,000 (includes all shares beneficially owned by
                            SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.1%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  OO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G                     Page 5 of 15 pages

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Starwood Capital Group, L.L.C.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             8,000
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,200,000 (includes shares beneficially owned by
PERSON WITH                       SOFI-IV SMT Holdings, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        8,000

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,200,000 (includes shares beneficially owned by
                                  SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,208,000 (includes shares beneficially owned by
                            SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.1%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  OO

--------------------------------------------------------------------------------

                                                              Page 6 of 15 pages


--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Barry S. Sternlicht

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             3,069,617
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,208,000 (includes shares beneficially owned by SOFI-IV
PERSON WITH             SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        3,069,617

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,208,000 (includes shares beneficially owned by SOFI-IV SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C.)

--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,277,617 (includes shares beneficially owned by SOFI-IV SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C.)

--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                    [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.2%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  IN

--------------------------------------------------------------------------------

                                                              Page 7 of 15 pages



ITEM 1(a). NAME OF ISSUER:

iStar Financial Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1114 Avenue of the Americas 27th floor
New York, NY 10036

ITEM 2(a). NAME OF PERSON FILING:

This Schedule 13G is being filed on behalf of the following persons* (the "Reporting Persons"):

(i) SOFI-IV SMT Holdings, L.L.C. ("SMT")

(ii) Starwood Opportunity Fund IV, L.P. ("SOFI IV")

(iii) SOFI IV Management, L.L.C. ("SOFI IV Management")

(iv) Starwood Capital Group, L.L.C. ("SCG")

(v) Barry S. Sternlicht ("Sternlicht")

* Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The principal business office of the Reporting Persons comprising the group filing this Schedule 13G is located at 591 West Putnam Ave., Greenwich, CT 06830

ITEM 2(c). CITIZENSHIP:

SMT: a Delaware limited liability company

SOFI IV: a Delaware limited partnership

SOFI IV Management: a Connecticut limited liability company

SCG: a Connecticut limited liability company

                                                              Page 8 of 15 pages

Sternlicht: United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

This Schedule 13G is being filed with respect to the common stock, par value $0.001 per share (the "Common Stock"), of iStar Financial Inc. The Reporting Persons' percentage ownership of Common Stock is based on 101,434,366 shares of Common Stock being outstanding.

ITEM 2(e). CUSIP Number:
85569R 104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP:

The Reporting Persons have previously filed a Schedule 13D, as last amended pursuant to Amendment No. 17 to Schedule 13D on May 19, 2003. This Schedule 13G is being filed pursuant to Rule 13d-1(c) because the Reporting Persons now qualify thereunder.

                                                              Page 9 of 15 pages

(a) and (c) The information in items 1 and 5 through 9 on the cover pages (pp. 2-6) on this Schedule 13G is hereby incorporated by reference.

(b) The information in item 11 on the cover pages (pp. 2-6) on this Schedule 13G is hereby incorporated by reference.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 21, 2003

                                                             Page 10 of 15 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 21, 2003.        SOFI-IV SMT HOLDINGS, L.L.C.

                                      By:     Starwood Opportunity Fund IV, L.P.
                                      Its:    Sole Member and Manager

                                      By:     SOFI IV Management, L.L.C.
                                      Its:    General Partner

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager

                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 11 of 15 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 21, 2003.        STARWOOD OPPORTUNITY FUND IV,  L.P.

                                      By:     SOFI IV Management, L.L.C.
                                      Its:    General Partner

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager

                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 12 of 15 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 21, 2003.        SOFI IV MANAGEMENT, L.L.C.

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager


                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 13 of 15 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 21, 2003.        STARWOOD CAPITAL GROUP, L.L.C.


                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 14 of 15 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 21, 2003.

                                      By:     /s/ Barry S. Sternlicht
                                              ----------------------------------
                                      Name:   Barry S. Sternlicht

                                                             Page 15 of 15 pages


                                 EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------

1 Joint Filing Agreement, dated as of November 21, 2003, by and among the Reporting Persons